Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-51411, 333-72886, and 333-122836) pertaining to the 1997 Incentive Stock Plan, 2001 Restricted Stock Plan and Amended and Restated 1997 Incentive Stock Plan of GameTech International, Inc. of our report dated February 8, 2005, with respect to the consolidated financial statements of GameTech International, Inc. included in the Annual Report (Form 10-K) for the year ended October 31, 2005.
/s/ ERNST & YOUNG LLP
Reno, Nevada
February 13, 2006